                                                                   EXHIBIT 4.1

                               STERICYCLE, INC.

                         DIRECTORS STOCK OPTION PLAN


                                  ARTICLE 1

                                   PURPOSE

   The purpose of this Plan is to permit the Company to grant stock options to its outside directors to reward them for their efforts on the Company's behalf and to provide an additional incentive to contribute to the attainment of the Company's long-term plans and objectives.


                                  ARTICLE 2

                                 DEFINITIONS

   ANNUAL MEETING means the annual meeting of the Company's stockholders.

   BOARD means the Company's Board of Directors. If the Board delegates its authority to administer the Plan to a committee of the Board in accordance with Article 5, references to the "Board" shall be construed as references to the committee.

   CLOSING PRICE means the average of the closing bid and asked prices of a share of Common Stock on the Nasdaq National Market.

   COMMON STOCK means the Company's Common Stock, $.01 par value.

   COMPANY means Stericycle, Inc., a Delaware corporation.

   DIRECTOR means a director of the Company.

   EFFECTIVE DATE means (i) the date of closing of the initial public offering for which the Company has filed a registration statement on Form S-1 (Registration No. 333-05665), if this Plan previously has been approved by the Company's stockholders or (ii) the date that this Plan is approved by the Company's stockholders, if the closing of the Company's initial public offering previously has occurred.

   EXPIRATION DATE is defined in Paragraph 6.3.

   FUNDAMENTAL CHANGE means (i) a sale or transfer of substantially all of the assets of the Company and its subsidiaries on a consolidated basis or
(ii) any merger or consolidation to which the Company is a party other than a merger in which there is no change in control of the Company.

   GRANT DATE means the date on which an Option is granted.

   OFFICER means (i) the Company's President and Chief Executive Officer,
(ii) any Vice President of the Company and (iii) any other person who is considered an "officer" of the Company for purposes of Rule 16a-1(f) under the Securities Exchange Act of 1934.

   OPTION means an option granted under this Plan to purchase shares of Common Stock.

   OPTION AGREEMENT is defined in Paragraph 6.6.

   OUTSIDE DIRECTOR means a Director who is neither an Officer nor an employee of the Company or of any corporation in which the Company owns stock possessing at least 50% of the total combined voting power of all classes of stock.

   PLAN means this stock option plan, as it may be amended. The name of this Plan is the "Stericycle, Inc. Directors Stock Option Plan."

   UNDERLYING SHARES means the shares of Common Stock for which an Option is or may become exercisable.


                                   ARTICLE 3

                        EFFECTIVE DATE AND TERM OF PLAN

   This Plan shall become effective on the Effective Date and shall have a term of six years expiring on the sixth anniversary of the Effective Date. No Option may be granted under this Plan after its expiration.


                                   ARTICLE 4

                           TYPE AND NUMBER OF OPTIONS

    4.1 TYPE OF OPTIONS. The type of Options granted under this Plan are nonstatutory stock options.

    4.2 MAXIMUM NUMBER OF OPTIONS. The maximum number of shares of Common Stock for which Options may be granted is 285,000 shares (subject to adjustment as provided in Paragraph 8.1). If an Option expires unexercised or is surrendered prior to the Plan's expiration, the number of Underlying Shares in respect of the Option shall be added back to the number of shares of Common Stock for which Options may be granted under the Plan. The Underlying Shares to be delivered upon the exercise of an Option may be either authorized but unissued shares or issued shares reacquired by the Company (or any combination of the two).


                                   ARTICLE 5

                                ADMINISTRATION

   This Plan shall be administered by the Board. Subject to the express provisions of the Plan, the Board may interpret the Plan, adopt and revise policies and procedures to administer the Plan and make all determinations required for the Plan's administration. The actions of the Board shall be final and binding. Except for the Board's authority under Paragraph 6.2 to accelerate vesting in the event of an anticipated Fundamental Change and the Board's authority under Paragraph 8.1 to make capitalization adjustments, the Board may delegate its authority to a committee appointed by the Board consisting of at least two Directors.

                                   ARTICLE 6

                                 STOCK OPTIONS

    6.1 OPTION GRANTS. The Company shall grant Options to Outside Directors as follows:

    (a) on the Effective Date, the Company shall grant each incumbent Outside Director an Option for a number of shares of Common Stock determined by multiplying 7,000 shares by a fraction, the numerator of which is $12.00 and the denominator of which is the Closing Price on the Effective Date, subject to a minimum grant of 4,500 shares and a maximum grant of 9,500 shares;

    (b) on the date of the Annual Meeting each year, the Company shall grant each incumbent Outside Director who is re-elected as a Director at the Annual Meeting an Option for a number of shares of Common Stock determined by multiplying 7,000 shares by a fraction, the numerator of which is $12.00 and the denominator of which is the Closing Price on the date of the Annual Meeting (or on the last trading day preceding the Annual Meeting if it is not a trading day), subject to a minimum grant of 4,500 shares and a maximum grant of 9,500 shares;

    (c) on the date of the Annual Meeting each year, the Company shall grant each new Outside Director who is elected as a Director at the Annual Meeting an Option for a number of shares of Common Stock determined by multiplying 21,000 shares by a fraction, the numerator of which is $12.00 and the denominator of which is the Closing Price on the date of the Annual Meeting (or on the last trading day preceding the Annual Meeting if it is not a trading day), subject to a minimum grant of 13,500 shares and a maximum grant of 28,500 shares; and

    (d) on the date of election of each new Outside Director who is elected as a Director other than at an Annual Meeting, the Company shall grant the new Outside Director an Option for a number of shares equal to three times the number of shares for which each incumbent Outside Director was granted an Option on the date of the Annual Meeting preceding the election of the new Outside Director (or on the Effective Date, if no Annual Meeting was held after the Effective Date and prior to the election of the new Outside Director).

The exercise price of each Option shall be the Closing Price on the Grant Date of the Option (or the last trading day preceding the Grant Date if it is not trading day)..

      6.2 TERM. Each Option shall have a six-year term expiring on the sixth anniversary of the date that it was granted (the "Expiration Date"), subject to early expiration as provided in Paragraph 6.3, and may be exercised in whole or in part at any time prior to its Expiration Date to the extent that it is vested. Each Option shall become vested in 16 equal quarterly installments beginning on the first day of the first January, April, July or October following the date that it was granted. An Option shall not continue to vest if the holder of the Option for any reason ceases to serve as an Outside Director. In the event that the Board determines that a Fundamental Change is likely to occur, the Board may accelerate the vesting of all outstanding Options held by incumbent Outside Directors as the Board considers appropriate in its discretion.

      6.3 EARLY EXPIRATION. If the holder of an Option ceases to serve as an Outside Director for any reason (for example, his or her resignation, death, disability or removal from office or the expiration of his or her term of office without re-election), the vested portion, if any, of the Option shall expire 90 days after the date that the holder ceases to serve as an Outside Director (but in no event later than the Option's Expiration Date), unless the holder ceases to serve an Outside Director as a result of his or her death or disability. In either of these cases, the vested portion of the Option shall expire on the first anniversary of the date that the holder ceases to serve as an Outside Director (but in no event later than the Option's Expiration Date). The portion, if any, of the Option which was not vested as of the date that the holder ceases to serve as an Outsider Director shall expire as of that date.

      6.4 TRANSFERABILITY. No Option may be transferred, assigned or pledged (whether by operation of law or otherwise), except as provided by will or the applicable intestacy laws, and no Option shall be subject to execution, attachment or similar process. An Option or Installment may be exercised only by Outside Director to whom it was granted, except in the case of his or her death, when it may be exercised by the person or persons to whom it passes by will or inheritance.

      6.5 OPTION AGREEMENTS. Each Option shall be evidenced by a written agreement (an "Option Agreement"), in a form approved by the Board, entered into by the Company and the Outside Director to whom the Option is granted.

                                   ARTICLE 7

                              EXERCISE OF OPTIONS

      7.1 MANNER OF EXERCISE. The vested portion of an Option may be exercised in full or in part (but only in respect of a whole number of shares) by (i) written notice to the Board (or its designee) stating the number of shares of Common Stock in respect of which the Option is being exercised and (ii) full payment of the exercise price of those shares.

      7.2 PAYMENT OF EXERCISE PRICE. Payment of the exercise price of the vested portion of an Option shall be made by certified or bank cashier's check or, if permitted by the Board (either in the applicable Option Agreement or at the time of exercise): (i) by delivering shares of Common Stock having a fair market value on the date of exercise equal to the exercise price; (ii) by directing the Company to withhold, from the shares of Common Stock otherwise issuable upon exercise of the Option, shares of Common Stock having a fair market value on the date of exercise equal to the exercise price; (iii) by surrendering exercisable Options which have a fair market value on the date of exercise equal to the exercise price (measuring the fair market value of the Options surrendered by the excess of (A) the aggregate fair market value on the date of exercise of the shares of Common Stock issuable upon exercise of the Option over (B) the aggregate exercise price); (iv) by any combination of the preceding methods of payment; or (v) by any other method of payment authorized by the Board. For purposes of this Paragraph and Paragraph 7.3), "fair market value" shall be determined by the closing bid and asked prices of a share of Common Stock on the Nasdaq National Market on the date in question (or on the last trading day preceding the date in question if it is not a trading day).

      7.3 WITHHOLDING. Each Outside Director exercising the vested portion of an Option shall remit to the Company an amount sufficient to satisfy the Company's federal, state and local withholding tax obligation in connection with the exercise. Payment shall be made by certified or bank cashier's check or, if permitted by the Board (either in the applicable Option Agreement or at the time of exercise), by either one or both of the following methods: (i) by delivering shares of Common Stock having a fair market value on the date of exercise equal to the Company's withholding obligation; or (ii) by directing the Company to withhold, from the shares of Common Stock otherwise issuable upon exercise of the Option, shares of Common Stock having a fair market value on the date of exercise equal to the Company's withholding obligation.

                                   ARTICLE 8

                            MISCELLANEOUS PROVISIONS

      8.1 CAPITALIZATION ADJUSTMENTS. The aggregate number of shares of Common Stock for which Options may be granted under the Plan, the aggregate number of

   Underlying Shares in respect of each outstanding
   Option, and the exercise price of each such Option may be adjusted by the Board as it considers appropriate in the event of changes in the number of outstanding shares of Common Stock by reason of stock dividends, stock splits, recapitalizations, reorganizations and the like. Adjustments under this Paragraph 8.1 shall be made in the Board's discretion, and its decisions shall be final and binding.

      8.2 AMENDMENT AND TERMINATION. The Board may amend, suspend or terminate the Plan at any time; but except to comply with changes in the Internal Revenue Code of 1986 and the related regulations, the Board may not amend the Plan more once every six months to change: (i) the number of shares of Common Stock for which Options may be granted under the Plan; (ii) the benefits under the Plan; or (iii) the eligibility requirements of the Plan. The Company's stockholders shall be required to approve any such amendment (other than an amendment authorized under Paragraph 8.1) that would materially increase the number of shares, materially increase the benefits or materially change the eligibility requirements. If the Plan is terminated, the provisions of the Plan shall continue to apply to Options granted prior to termination, and no amendment, suspension or termination of the Plan shall adversely affect the rights of an Outside Director in respect of any Option held without his or her consent.

      8.3 COMPLIANCE WITH SECTION 16(b). The Plan shall be interpreted and administered in a manner that satisfies the applicable requirements of Rule 16b-3 under the Securities Exchange Act so that Outside Directors will be entitled to the benefits of Rule 16b-3.

      8.4 NO RIGHT TO NOMINATION. Nothing in the Plan or in any Option Agreement shall confer on any Outside Director the right to continue to be nominated for election as a Director.

      8.5 NOTICES. Notices required or permitted under the Plan shall be considered to have been duly given if sent by certified or registered mail addressed to the Board at the Company's principal office or to any Outside Director at his or her address as it appears on the Company's records.

      8.6 SEVERABILITY. If any provision of the Plan is held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions, and the Plan shall be construed and administered as if the illegal or invalid provision had not been included.

      8.7 GOVERNING LAW. The Plan and all Option Agreements shall be governed in accordance with the laws of the State of Illinois.